UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

PEGASUS TEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-5268	41-2039686
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 Corporate Drive, Suite 234
Shelton, Connecticut		06484
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(203) 404-0450

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01   Entry into a Material Definitive Agreement.

On March 21, 2012, Pegasus Tel, Inc. (the “Company”) entered into an Acqusition Agreement with Total-Invest International B.V.,  a Dutch limited liability company located in Amsterdam in the Netherlands (“Total-Invest”)  and a principal shareholder of the Company to acquire Blue Bull Ventures B.V. a Dutch corporation ("Blue Bull"), as a subsidiary of the Company for 2,436,453 Series D Preferred Shares of Pegasus and generally succeed to the business of Blue Bull.  The Acquisition Agreement is attached hereto as Exhibit 10.2.

Blue Bull provides venture capital from European private equity and institutional investors as well as advisory and management resources to emerging companies throughout the world, primarily in Europe.  Blue Bull provides financial advise and resources on mergers, acquisitions, restructuring, financings and capital raising.

Item 1.02   Termination of a Material Definitive Agreement.

On March 21, 2012, the Company entered into a Recission Agreement ("Recission Agreement") with Encounter Technologies, Inc., a Colorado Corporation trading publicly on the Over-the-Counter under the symbol ENTI.PK ("Encounter").  The Company and Encounter rescinded their June 6, 2011 Asset Purchase Agreement (the"Purchase Agreement") as filed with the SEC on Form 8-K on June 10, 2011, and their superseeded amended Purchase Agreement dated July 14, 2011 ("Amended Purchase Agreement") as filed with the SEC on Form 8-K on September 1, 2011.  Pursuant to the Amended Purchase Agreement, Pegasus acquired all of Encounter’s rights, title, and interest in and to certain assets and liabilities of Encounter relating to MusicMatrix.com (“MusicMatrix.com”) in consideration of 6,995,206 shares of Pegasus’ Series B Convertible Preferred Stock with a face value of $0.0001 per share.

In accordance with the Recission Agreement, both the Company and Encounter canceled and rescinded the Purchase Agreement and the Amended Purchase Agreement and declare the Purchase Agreement and the Amended Purchase Agreement to be null and void, ab initio, for all purposes, including, without limitation, for tax purposes.  In addition the Company and Encounter agreed that the 6,995,206 shares of Pegasus’ Series B Convertible Preferred Stock with a face value of $0.0001 per share of Pegasus issued in connection with the Amended Purchase Agreement are hereby cancelled by Pegasus in accordance with Section 3 of the Amendment to Certificate of Designation or Amended and Restated Certificate of Designation Preferences and Rights of the Series B Convertible Preferred Stock as filed with the Secretary of State of Delaware on June 13, 2011 and attached as Exhibit 3.2 by Pegasus in its Current Report on Form 8-K filed with the SEC on June 16, 2011 which states that in the event any shares of Series B Stock shall be reacquired by Pegasus, the shares so reacquired shall be cancelled, and each of the parties hereby surrenders any and all rights he or it has or may have with respect to said shares under the Amended Purchase Agreement or otherwise.

Pegassus and Encounter acknowledged and agreed that.as a result of the rescissions and cancellations described above MusicMatrix.com is hereby returned to Encounter and each party shall, in every respect, be in the same position it was in immediately prior to the consummation of the transactions expressly rescinded hereby and all transactions relating thereto.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2012, the Company filed a Certificate of Designation, Powers, Preferences and Rights of the Series D Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware regarding the designated 3,000,000 shares of Series D Convertible Preferred Stock, $0.0001 (the “Series D Preferred Stock”).  The Certificate of Incorporation of the Company authorizes the designation and issuance of an aggregate of ten million (10,000,000) shares of preferred stock in one or more series with all rights and privileges determined by the Board of Directors of the Company.  The Series D Certificate is attached hereto as Exhibit 3.1.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

On March 23, 2012, the Company gave notice to Pacific Stock Transfer Company, its transfer agent, that it was terminating their stock transfer services with them effective immediately or as soon as legally possible and that it has appointed Action Stock Transfer Corp. of 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121 as its new transfer agent.  The Termination Letter is attached hereto as Exhibit 10.3.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit Index

Exhibit No.:	Description:
3.1	Certificate of Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock, $0.0001 Par Value per Share
10.1	Receission Agreement with Encounter of July 14, 2011 Purchase Agreement and 6,995,206 shares of Pegasus' Series B Convertible Preferred Stock
10.2	Acqusition of Blue Bull Venture BV by Pegasus
10.3	Termination of Pacific Stock Transfer as Pegasus' transfer agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 23, 2012	PEGASUS TEL, INC.

	By:	/s/ Jerry Gruenbaum
Jerry Gruenbaum
President